Exhibit No. 10.1

AmeriCredit Corp.

RESTRICTED STOCK UNIT AND PHANTOM STOCK UNIT GRANT

AGREEMENT

This Restricted Stock Unit and Phantom Stock Unit Grant Agreement (the “Grant Agreement”), effective as of the 28th day of April, 2009 (the “Award Date”), is between AmeriCredit Corp. (the “Company”) and                                      (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the 2008 Omnibus Incentive Plan for AmeriCredit Corp. (the “Plan”), which was adopted by the Company’s Board of Directors (the “Board”) and approved by the Company’s shareholders, and which provides for the grant of performance awards to the Participant and which, upon vesting and distribution of the performance awards, provides for the issuance of shares of the Company Common Stock or cash payments based upon an increase in the value of the Common Stock to the Participant;

WHEREAS, the Participant has been granted or credited an award of performance awards on the Award Date, which are to be settled to the extent earned in Restricted Stock Units (“RSUs”) and Phantom Stock Units (“PSUs”); and

WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the grant and/or credit.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained and as an inducement to the Participant to further the development and continue in the employ of the Company, the parties hereto hereby agree as follows:

1.	The Company awards to the Participant on the Award Date an amount of RSUs and PSUs as identified in the Appendix of the Grant Agreement, subject to the attainment of the performance goals and subject to the other terms and conditions specified in such Appendix. To the extent that the terms and conditions are not met, the RSUs and PSUs will become forfeited.

2.	There shall be no formal or informal funding of the liability under the Plan or Grant Agreement of any deferred fees in any trust the sites of which is outside the United States, and furthermore, no funding through a rabbi trust, secular trust, or any other funding arrangement prohibited by Code Section 409A may occur due to a detrimental change in the financial status of the Company.

3.	Acceleration or delays permitted by Code Section 409A, and only such accelerations or delays, are specifically permitted for amounts earned and vested on or after January 1, 2005.

6.	As soon as administratively feasible following the filing by the Company of its Annual Report on Form 10-Q for the fiscal year in which RSUs and PSUs are earned, if any, with the Securities and Exchange Commission, the shares of Company Common Stock, less the number of shares necessary to satisfy any withholding obligations, including taxes, that may be due as a result of this RSU award shall be payable to the Participant and shall be delivered to the Participant, and payment shall be made to the Participant, less an amount necessary to satisfy any withholding obligation, including taxes, that may be due as a result of this PSU award. The amount of withholding will be determined by the Company in its sole discretion.

7.	If the Compensation Committee (the “Committee”) determines, in its sole discretion, that a Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company, then the Committee may cause any unvested RSU or PSU to be forfeited in part or in whole. In the event of a material restatement of financial statements, the Committee may cause any unvested RSU or PSU to be forfeited or the Company may seek a recoupment of payments made pursuant to this Agreement. In addition, the Committee may cause any unvested RSU or PSU to be forfeited or the Company may seek a recoupment of payments made under this Agreement in the event of the Participant’s ethical misconduct.

8.	This Award and rights and privileges conferred herewith shall not be sold, transferred, encumbered, hypothecated, or otherwise anticipated by the Participant, except as provided for under the terms of the Plan. This Award is not liable for or subject to, in whole or in part, the debts, contracts, liabilities, or torts of the Participant, nor shall it be subject to garnishment, attachment, execution, levy, or other legal or equitable process.

9.	This Grant Agreement shall be binding upon and inure to the benefits of the successors and assigns of the parties hereto.

10.	The interpretation, performance and enforcement of this Grant Agreement shall be governed by the laws of Texas.

11.	The invalidity or unenforceability of any provision of this Grant Agreement shall not affect the validity or enforceability of any other provision, and all other provisions shall remain in full force and effect.

12.

Except to the extent specifically set forth in this Grant Agreement, the Participant’s rights under this Grant Agreement are governed in all aspects by the terms of the Plan, which are incorporated herein, including the provisions that authorize the Plan Administrator to administer and interpret the Plan and that provide that the Plan Administrator’s decisions, determinations, and interpretations with respect to the Plan are final and conclusive on all persons affected hereby. Additionally, capitalized words, if not defined herein, shall be given the same meaning as under the terms of the Plan, unless the context requires a different meaning.

IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement as of the 28th day of April, 2009.

AmeriCredit Corp.

By:
Name:
Title:

PARTICIPANT

By:
Name:

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